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                                                                    Exhibit 99.2

For Immediate Release
May 3, 1998

For More Information,
Please Contact:
Randall J. Smith, (310) 445-6822
EMAIL:  INFO@WESTFIELDAMERICA.COM

WEBSITE: www.westfieldamerica.com





                  Westfield America, Inc. (NYSE:WEA) Announces
                         Anticipated $300 Stock Issuance


Los Angeles, CA, May 3, 1998 -- Westfield America, Inc. (NYE:WEA) announced today that Westfield America Trust (ASX:WFA), it's 50.8% shareholder, has entered into an underwriting agreement to raise approximately U.S.$300 million in Australia. Westfield America Trust intends to use the proceeds of the underwriting to subscribe for Westfield America Stock in 3 equal installments at a 5% discount to the prevailing market price of the stock at June 2001, 2002 and 2003. Westfield America intends to issue the stock to Westfield America Trust subject to market conditions at the time.

The Westfield America Trust raising of capital has been underwritten and is subject to customary conditions.

Westfield America, Inc., a real estate investment trust, completed its initial public offering on May 21, 1997. Westfield is one of the nation's leading owners of regional shopping centers, currently with interest in 25 major shopping centers, encompassing 23.0 million square feet in the states of California, Colorado, Connecticut, Maryland, Missouri, New York and Washington.

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